FILED PURSUANT TO RULE 424(b)(3) AND (c)

FILE NUMBER 333-134287

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 12, 2007

1,824,490 shares

FIND THE WORLD INTERACTIVE, INC

Common Stock, par value $0.001 per share

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This prospectus supplement amends our prospectus dated January 16, 2007 relating to the sale by certain selling shareholders of up to 1,824,490 shares of our common stock, par value $0.001 per share, which may be offered and sold from time to time by the selling shareholders. We will receive no part of the proceeds from any of the sales of these shares. The “Selling Security Holders” section of the original prospectus is hereby amended and supplemented to reflect a change in the Shares of common stock owned prior to offering to certain selling shareholders and the percentage of stock owned prior to the offering. Also “Item 701 Recent Sales of Unregistered Securities” in “Part II – Information Not Required in Prospectus” section of the original prospectus is hereby amended and supplemented to reflect a change in the number of shares of common stock of unregistered securities for the past three years of certain shareholders and the price paid per share.

This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus.

The date of this prospectus supplement is September 12, 2007.

FILED PURSUANT TO RULE 424(b)(3) AND (c)

FILE NUMBER 333-134287

SELLING SECURITY HOLDERS

The "Selling Security Holders" section of the prospectus is hereby amended and supplemented as follows:

On page 17 of the prospectus, the 100,000 Shares of common stock owned prior to offering to shareholder Yong Jie Huang is hereby corrected and deleted in its entirety and replaced as follows: “200,000”

On page 17 of the prospectus, the 200,000 Shares of common stock owned prior to offering to shareholder Ian Heathcote is hereby corrected and deleted in its entirety and replaced as follows: “199,990”

On page 17 of the prospectus the columns in table below that sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders prior to the offering and the percentage of stock owned prior to the offering, is hereby corrected and deleted in its entirety and replaced as follows:

Name of selling stockholder	Shares of common stock owned prior to offering	Percentage of stock owned prior to the offering
Ian Heathcote	199,990	4.35%
Susan Heathcote	100,000	2.18%
Ken Townsend	200,000	4.35%
Michael Townsend	200,000	4.35%
Amber March	200,000	4.35%
Vincent Heathcote	200,000	4.35%
Herbert Cheong	200,000	4.35%
Ivan Cheong	200,000	4.35%
Yong Jie Huang	200,000	4.35%
Sheila Heathcote	100,000	2.18%
Harris Abro	1,000	0.02%
Jenny Abro	1,000	0.02%
Frank Rota	1,000	0.02%
G.Pino Scaglione	1,000	0.02%
Kori Callaghan	1,000	0.02%
Dona Rota	1,000	0.02%
Michael Rota	1,000	0.02%
Aaron Rota	1,000	0.02%
Matthew Rota	1,000	0.02%
Scott White	1,000	0.02%
Ruth Townsend	500	0.01%
Reynold Schmidt	1,000	0.02%
Gaivan Chang	1,000	0.02%
Stacey Clayton	1,000	0.02%
Harley Godfrey	1,000	0.02%
Stephen Leong	1,000	0.02%

Carol Leong	1,000	0.02%
Anthony Fong	1,000	0.02%
Ann Peters	1,000	0.02%
Amanda Peters	1,000	0.02%
Sylvia Cheong	1,000	0.02%
Nian Jia Huang	1,000	0.02%
Mike Sadler	1,000	0.02%
Bill Barrett	1,000	0.02%
Darrell Mounsey	1,000	0.02%

ITEM 701 RECENT SALES OF UNREGISTERED SECURITIES

The “Item 701 Recent Sales of Unregistered Securities” in “Part II – Information Not Required in Prospectus” section of the prospectus is hereby amended and supplemented as follows:

On page 39 of the prospectus, the 100,000 Shares of stockholder Yong Jie Huang is hereby corrected and deleted in its entirety and replaced as follows: “200,000”

On page 39 of the prospectus, the price per share of $.0012 paid by stockholder Gordon Clayton is hereby corrected and deleted in its entirety and replaced as follows: “$.012”

On page 39 of the prospectus, the price per share of $.0012 paid by stockholder Ian Heathcote is hereby corrected and deleted in its entirety and replaced as follows: “$.012”

Note, that the above changes specifically amend the line items of the securities table on page 39 of the prospectus.

We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Find The World Interactive, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 12, 2007

FIND THE WORLD INTERACTIVE, INC.

By:  /s/ Gordon Clayton

Name: Gordon Clayton

Title: President and CEO